EXHIBIT 99.1

MEDALIST DIVERSIFIED REIT, INC. REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE REQUIREMENT

RICHMOND, VA, May 22, 2023. Medalist Diversified REIT, Inc. (NASDAQ:MDRR) (the “Company”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing commercial real estate in the Southeast region of the U.S., announced today that the Company has regained compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Specifically, the Company received written notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company has regained compliance with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market because the Company’s common stock had a closing bid price of at least $1.00 per share for ten consecutive business days. Accordingly, the Listing Qualifications Staff considers the matter closed.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at www.medalistreit.com.

Contacts

Brent Winn
Medalist Diversified REIT, Inc.
brent.winn@medalistprop.com